NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES SECOND QUARTER RESULTS

NEW YORK, NEW YORK (July 7, 2010) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2010 second quarter operating loss of ($188,000) on total revenue of $15,491,000, as compared to a 2009 second quarter operating loss of ($767,000) on total revenue of $19,708,000.  For the 2010 six month period, Griffin reported an operating loss of ($2,192,000) on total revenue of $20,297,000, as compared to an operating loss of ($2,831,000) on total revenue of $24,341,000 for the 2009 six month period.

Griffin reported a 2010 second quarter net loss of ($785,000) and a basic and diluted net loss per share of ($0.15) as compared to a 2009 second quarter net loss of ($973,000) and a basic and diluted net loss per share of ($0.19).  For the 2010 six month period, Griffin reported a net loss of ($2,629,000) and a basic and diluted net loss per share of ($0.52) as compared to a net loss of ($2,795,000) and a basic and diluted net loss per share of ($0.55) for the 2009 six month period.

Operating profit at Griffin’s Connecticut and Massachusetts based real estate business, Griffin Land, increased in the 2010 second quarter and 2010 six month period versus the comparable 2009 periods due principally to an increase in rental revenue, which reflects more space being under lease in the 2010 second quarter and 2010 six month period than the comparable 2009 periods.  The increase in leased space includes 257,000 square feet of the 304,000 square foot built-to-suit warehouse in New England Tradeport (“Tradeport”), Griffin Land’s industrial park in Windsor and East Granby, Connecticut, that was completed and placed in service in the 2009 third quarter (the tenant is required to lease the balance of the building by August 2014, the sixth year of the ten-year lease) and the purchase in January 2010 of a fully leased 120,000 square foot warehouse in the Lehigh Valley of Pennsylvania.  Despite the weak economy, which has slowed the number of inquiries for Griffin Land’s industrial space, thus far this year Griffin Land has completed leases for 77,000 square feet of previously vacant office space.  Revenue from these new leases was minimal during the first half of the current fiscal year, but all of the newly leased space is expected to be occupied during the second half of this year. Griffin Land did not have any property sales in either the 2010 or 2009 six month periods.

Operating results of Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, improved in the 2010 second quarter and 2010 six month period over the comparable 2009 periods due principally to lower operating expenses in the 2010 second quarter and 2010 six month period versus the comparable 2009 periods. Imperial’s total net sales and other revenue was lower in the 2010 second quarter and 2010 six month period than the comparable 2009 periods because the prior year periods included sales from Imperial’s Florida farm, which Imperial shut down in the 2009 third quarter and subsequently leased to another grower.  The lack of sales from the Florida farm this year did not significantly impact Imperial’s operating results in the 2010 second quarter and 2010 six month period versus the comparable 2009 periods because sales of Florida product during the 2009 periods were essentially made at the carrying value of the related inventory.

Net sales from Imperial’s remaining farm in Connecticut increased in the 2010 second quarter and 2010 six month period over the comparable 2009 periods, reflecting higher unit sales volume this year partially offset by lower pricing.  The sales increase at the Connecticut farm was attributed to favorable spring weather in Imperial’s markets this year and the aggressive pricing offered to obtain spring orders. The lower pricing was set to meet competitive pressures in a market where we believe there is excess product available due to unsold product remaining from prior years.  Imperial does not expect any significant improvement in pricing over the next twelve months.  Imperial’s gross profit was essentially unchanged in the 2010 second quarter as compared to the 2009 second quarter.  Lower pricing and, to a lesser extent, higher plant costs on sales from Imperial’s Connecticut farm in the 2010 second quarter essentially offset the increase in sales volume of the Connecticut farm in the current quarter and the effect of a $0.7 million charge for unsaleable inventories incurred in the 2009 second quarter. Imperial’s gross profit decreased slightly in the 2010 six month period as compared to the 2009 six month period as lower pricing and, to a lesser extent, higher costs exceeded the effect of increased sales volume and the inclusion of the $0.7 million charge for unsaleable inventories in the 2009 six month period.

Partially offsetting the improved operating results at Griffin Land and Imperial was higher interest expense in the 2010 second quarter and six month period over the comparable 2009 periods.  The increase in interest expense reflects higher debt levels in the current year due to borrowings that were used to finance the construction of the new built-to-suit building in Tradeport and to finance the acquisition of the warehouse building in Pennsylvania.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business.  Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved particularly with respect to the pricing of nursery product and other factors described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 28, 2009. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Second Quarter Ended,				Six Months Ended,
	May 29, 2010		May 30, 2009		May 29, 2010		May 30, 2009
Revenue
Landscape nursery net sales and other revenue	$10,868		$15,568		$11,147		$16,017
Rental revenue and property sales	4,623		4,140		9,150		8,324
Total revenue	15,491		19,708		20,297		24,341

Operating (loss) profit:
Landscape nursery business	33		(198)		(750)		(1,048)
Real estate business	876	(1)	572	(1)	836	(1)(2)	578	(1)
General corporate expense	(1,097)		(1,141)		(2,278)		(2,361)
Total operating loss	(188)		(767)		(2,192)		(2,831)

Interest expense	(1,141)		(818)		(2,182)		(1,626)

Investment income	70		77		174		124
Loss before taxes	(1,259)		(1,508)		(4,200)		(4,333)

Income tax benefit	474		535		1,571		1,538

Net loss	$(785)		$(973)		$(2,629)		$(2,795)

Basic net loss per common share	$(0.15)		$(0.19)		$(0.52)		$(0.55)

Diluted net loss per common share	$(0.15)		$(0.19)		$(0.52)		$(0.55)

Weighted average common shares outstanding
for computation of basic per share results	5,103		5,077		5,101		5,075

Weighted average common shares outstanding
for computation of diluted per share results	5,103		5,077		5,101		5,075

(1) Includes depreciation and amortization expense, principally related to real estate properties, of $1.6 million and $1.4 million in the 2010 and 2009 second quarters, respectively, and $3.1 million and $2.7 million in the 2010 and 2009 six month periods, respectively.

(2) Includes $0.3 million of expenses associated with the acquisition of a 120,000 square foot industrial building in the 2010 first quarter.